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                                                                       EXHIBIT 1

FOR IMMEDIATE RELEASE

                                                      COMPANY CONTACT:
                                                      Jean Marie Layton
                                                      Investor Relations Manager
                                                      CommTouch Software
                                                      408/653-4358
                                                      jmlayton@commtouch.com
                                                      www.commtouch.com

COMMTOUCH REVENUES INCREASE 102 PERCENT OVER LAST QUARTER

Santa Clara, CA (October 27, 1999)--CommTouch Software Ltd. (Nasdaq: CTCH), a leading provider of web-based email, today reported results for the third quarter and nine months ended September 30, 1999. Revenues for the third quarter of 1999 were $1.1 million, a 102% increase over second quarter revenues of $0.5 million. Revenues for the nine months ended September 30, 1999 increased 812% to $2.0 million from $0.2 million for the nine months ended September 30, 1998. As of September 30, 1999, the Company had a backlog from email service fee contracts amounting to approximately $6.5 million which will be recognized as revenue over future quarters.

"The growth we experienced this quarter once again demonstrates our leading position in the outsourced email market worldwide," explained Gideon Mantel, CEO of CommTouch. "We are at the center of the most important e-trends seen today: the explosive growth of email as a primary communication channel, the rapid adoption of outsourcing as a competitive necessity and the globalization of business strategies," Mantel added.

Net loss for the quarter ended September 30, 1999, excluding amortization of the prepaid marketing asset resulting from a warrant issued to Go2Net and stock-based employee deferred compensation, was $3.92 million, or $0.31 per share compared with a net loss, excluding charges, of $1.03 million, or $0.71 per share, in the comparable quarter a year ago.

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

Net loss for the quarter ended September 30, 1999 was $6.5 million compared to $1.1 million for the third quarter of 1998. Net loss for the nine months ended September 30, 1999 was $12.4 million compared to $3.0 million for the nine months ended September 30, 1998. Net loss per share for the quarter ended September 30, 1999 decreased 29% to $0.51 compared to net loss per share of $0.72 in the comparable quarter a year ago.

                                ABOUT COMMTOUCH

Serving 6.6 million active emailboxes around the world, CommTouch is a leading provider of outsourced email and messaging services for corporations and consumers worldwide. CommTouch email is designed for superior performance and rapid scalability, offering end user interfaces in sixteen of the world's major languages.

With more than eight years of delivering intuitive, award-winning email software, CommTouch provides its customers a truly comprehensive turn-key email service, together with options for premium communications services and direct marketing opportunities.

        The Company partners with internationally recognized consumer-driven organizations, including Ericsson, Excite International (NASDAQ: ATHM), First USA (NYSE: ONE), Go2Net (Nasdaq: GNET), McGraw Hill's BusinessWeek Magazine (NYSE: MHP), Discovery Channel Online, Nippon Telephone & Telegraph (NYSE: NTT), ZDNet (NYSE: ZDZ), Talk City (Nasdaq: TCTY), Netopia (NASDAQ: NTPA), Snowball.com, Hachette Multimedia, the McClatchy Group's Nando.net (NYSE: MNI), The Headbone Zone, News Corp's (NYSE:NWS) People's Daily joint venture ChinaByte and the Hollinger Group's Jerusalem Post.

        Founded in 1991, CommTouch has offices in Silicon Valley, California, New York City, London, and Tel Aviv, Israel. Additional information may be obtained by visiting: www.commtouch.com.

                                     -More-

        (C) 1999 CommTouch Software, Ltd. All rights reserved.
        CommTouch is a registered trademark of CommTouch Software Ltd.
        Terms and product names in this document may be trademarks of others.

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


                             COMMTOUCH SOFTWARE LTD.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1999             1998
                                                             -------------     ------------
                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents                                    $ 67,708         $    834
  Available for sale securities                                   4,930               --
  Trade receivables                                               1,501              133
  Prepaid marketing expenses relating to Go2Net warrant           4,386               --
  Prepaid expenses and  other accounts receivable                 1,056              244
                                                               --------         --------
          Total current assets                                   79,581            1,211
Severance Pay Fund                                                  318              223
Property and Equipment, net                                       4,049              932
                                                               --------         --------
                                                               $ 83,948         $  2,366
                                                               ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term bank line of credit                               $     --         $  1,328
  Trade payables                                                    919              446
  Employees and payroll accruals                                    941              313
  Deferred revenue                                                  435               74
  Other liabilities                                                 960              490
                                                               --------         --------
          Total current liabilities                               3,255            2,651
                                                               --------         --------
Long-term Portion of Bank Loans and Capital Leases                   47              164
Accrued Severance Pay                                               418              366
                                                               --------         --------
                                                                    465              530
                                                               --------         --------
Commitments and Contingent Liabilities:                              --               --

Shareholders' Equity (Deficit)
  Convertible preferred shares                                       --               74
  Ordinary shares                                                   204               27
  Additional paid-in capital                                    111,844           11,256
  Stock-based employee deferred compensation                     (6,551)            (418)
  Notes receivable from shareholders                             (1,225)             (77)
  Unrealized holding gains                                           39               --
  Accumulated deficit                                           (24,083)         (11,677)
                                                               --------         --------
          Total shareholders' equity  (deficit)                  80,228             (815)
                                                               --------         --------
                                                               $ 83,948         $  2,366
                                                               ========         ========

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


                             COMMTOUCH SOFTWARE LTD.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                    SEPTEMBER 30,
                                                             -----------------------         ------------------------
                                                               1999            1998            1999             1998
                                                             -------         -------         --------         -------
Email Services - revenue ............................        $ 1,117         $   130         $  2,015         $   221
Cost of Email services - revenue ....................          1,325             166            2,371             310
                                                             -------         -------         --------         -------
Gross loss ..........................................           (208)            (36)            (356)            (89)
                                                             -------         -------         --------         -------
Operating expenses:
  Research and development, net .....................            797             308            1,511             879
  Sales and marketing ...............................          2,006             509            3,562           1,474
  General and administrative ........................          1,485             151            3,330             426
  Amortization of the prepaid marketing expenses
     relating to Go2Net warrant .....................          1,464              --            1,464              --
  Amortization of stock-based employee
     deferred compensation ..........................          1,096              18            2,495              28
                                                             -------         -------         --------         -------
          Total operating expenses ..................          6,848             986           12,362           2,807
                                                             -------         -------         --------         -------
Operating loss ......................................         (7,056)         (1,022)         (12,718)         (2,896)
Interest income (expense) and other, net ............            577             (28)             312            (114)
                                                             -------         -------         --------         -------
Net loss ............................................        $(6,479)        $(1,050)        $(12,406)        $(3,010)
                                                             =======         =======         ========         =======
Basic and diluted net loss per share ................        $ (0.51)        $ (0.72)        $  (2.25)        $ (2.07)
                                                             =======         =======         ========         =======
Weighted average number of shares used in
  computing basic and diluted net loss per
  share .............................................         12,719           1,450            5,510           1,450
                                                             =======         =======         ========         =======

Net Loss
- as adjusted (1) ...................................        $(3,919)        $(1,032)        $ (8,447)        $(2,982)
                                                             =======         =======         ========         =======
Basic and diluted net loss per share
 - as adjusted (1) ..................................        $ (0.31)        $ (0.71)        $  (1.53)        $ (2.06)
                                                             =======         =======         ========         =======


(1) Excludes charges for amortization of stock-based employee compensation and Go2Net Warrant.


                                       ###



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